Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Second Quarter Results, Provides Revised Financial Guidance

TEANECK, N.J., February 9, 2022 (Business Wire) – Phibro Animal Health Corporation (Nasdaq:PAHC) today announced financial results for its second quarter ended December 31, 2021.

▪	Highlights for the three months ended December 31, 2021 (compared to the three months ended December 31, 2020)

-	Net sales of $233 million, an increase of $27 million, or 13%

-	Net income of $17 million, an increase of $5 million, or 36%

-	Diluted EPS of $0.43, an increase of $0.11 or 34%

-	Adjusted EBITDA of $29 million, an increase of $1 million, or 2%

-	Adjusted Net Income of $15 million, an increase of $1 million, or 9%

-	Adjusted diluted EPS of $0.37, an increase of $0.03, or 9%

▪	Our revised projections of financial performance for the year ending June 30, 2022, are as follows:

-	Net sales of approximately $890.0 – $920.0 million

-	Adjusted EBITDA of approximately $110.0 – $114.0 million

-	Adjusted Net Income of approximately $52.8 – $56.4 million

-	Adjusted diluted EPS of approximately $1.30 - $1.39

-	Adjusted effective tax rate of approximately 26% - 27%

COMMENTARY

"We had a strong second quarter. In fact, we posted $233 million of net sales, the highest single quarter of sales in Company history,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer.

“Our financial performance this quarter was driven by continued strong demand for our products globally and the recent actions we’ve taken and will continue to take to adjust prices and pass through incremental freight costs, assuming competitive conditions allow. These actions had a marginally positive impact on our bottom-line this quarter, and we anticipate a bigger benefit from them in the quarters to come.” The Company also raised projections for full-year financial performance. Jack remarked, “We are raising full year net sales guidance for a second time. We are now projecting net sales for the year of $890 - $920 million. We are maintaining our adjusted EBITDA guidance of $110 - $114 million and raising our guidance on adjusted Net Income and adjusted diluted EPS by about 5%, respectively, driven primarily by a favorable change to our adjusted effective tax rate projection.”

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QUARTERLY RESULTS

Net sales

Net sales of $232.7 million for the three months ended December 31, 2021, increased $26.6 million, or 13%, as compared to the three months ended December 31, 2020. Animal Health and Mineral Nutrition increased $14.7 million and $12.5 million, respectively, while Performance Products decreased $0.6 million.

Animal Health

Net sales of $150.9 million for the three months ended December 31, 2021, increased $14.7 million, or 11%. Net sales of MFAs and other increased $10.1 million, or 12%, driven by higher demand in North America and South America, reflecting continued recovery from the effects of the pandemic. Our processing aids used by producers of ethanol, distillers corn oil and distillers grain products contributed $3.5 million to the overall net increase in sales in MFAs and other. Net sales of nutritional specialty products increased $0.9 million, or 3%, due to increased selling prices and volumes, plus increased revenues from our companion animal product. Net sales of vaccines increased $3.6 million, or 20%, due to increased domestic and international volumes.

Mineral Nutrition

Net sales of $66.7 million for the three months ended December 31, 2021, increased $12.5 million, or 23%, primarily driven by higher average selling prices of trace minerals. The increase in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $15.1 million for the three months ended December 31, 2021, decreased $0.6 million, or 4%, as a result of lower average selling prices and lower volumes in copper-based products, partially offset by higher sales of personal care product ingredients.

Gross profit

Gross profit of $70.7 million for the three months ended December 31, 2021, increased $2.4 million, or 4%, as compared to the three months ended December 31, 2020. Gross margin decreased 270 basis points to 30.4% of net sales for the three months ended December 31, 2021, as compared to 33.1% for the three months ended December 31, 2020.

Animal Health gross profit increased $2.0 million, or 3%, primarily driven by higher sales volume across all product lines, partially offset by increased raw material and logistics costs and unfavorable product mix. Mineral Nutrition gross profit increased $1.4 million, driven primarily by higher average selling prices, partially offset by an increase in raw material costs. Performance Products gross profit decreased $1.0 million, primarily driven by higher raw material and production costs.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $48.4 million for the three months ended December 31, 2021, were comparable to the three months ended December 31, 2020. SG&A for the three months ended December 31, 2021, included a $1.2 million gain on sale of investment. SG&A for the three months ended December 31, 2020, included $0.6 million of stock-based compensation. Excluding these items, SG&A increased $1.8 million, or 4%.

Animal Health SG&A increased $1.6 million, primarily due to an increase in headcount and related employee costs. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Excluding the gain on sale of investment and the stock-based compensation, Corporate expenses increased $0.2 million due to strategic investments.

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Interest expense, net

Interest expense, net of $3.0 million for the three months ended December 31, 2021, decreased $0.3 million, or 8%, as compared to the three months ended December 31, 2020. Interest expense decreased due to favorable borrowing rates, partially offset by higher debt levels.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended December 31, 2021, amounted to net gains of $4.2 million, as compared to $0.6 million of net losses for the three months ended December 31, 2020. Foreign currency (gains) losses, net primarily arose from intercompany balances. Current period gains were driven by the weakening of the Turkish and Brazilian currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $6.1 million and $3.3 million for the three months ended December 31, 2021 and 2020, respectively. The effective income tax rate was 25.8% and 20.3% for the three months ended December 31, 2021 and 2020, respectively. The provision for income taxes during the three months ended December 31, 2021, included a $0.2 million benefit related to the finalized regulations for the Global Intangible Low-Taxed Income (“GILTI”) tax and a $0.1 million expense related to an uncertain tax position adjustment. The effective income tax rate, without these items, would have been 26.5% for the three months ended December 31, 2021.

Net income

Net income of $17.5 million for the three months ended December 31, 2021, increased $4.7 million, as compared to net income of $12.8 million for the three months ended December 31, 2020. Operating income increased $2.4 million, driven by favorable gross profit. The increase in gross profit in the Animal Health and Mineral Nutrition segments was due to higher sales volume and higher average selling prices, partially offset by increases in raw material costs and unfavorable product mix. Gross profit in the Performance Products segment decreased due to higher raw material and production costs. Interest expense decreased by $0.3 million, while foreign currency (gains) losses, net increased $4.8 million. Income tax expense increased $2.8 million.

Adjusted EBITDA

Adjusted EBITDA of $29.1 million for the three months ended December 31, 2021, increased by $0.6 million compared to the three months ended December 31, 2020. Animal Health Adjusted EBITDA increased $0.3 million due to higher gross profit, partially offset by higher SG&A. Mineral Nutrition Adjusted EBITDA increased $1.3 million, driven by increased gross profit. Performance Products Adjusted EBITDA decreased $0.9 million, primarily driven by higher raw material costs and production costs. Corporate expenses increased $0.2 million, primarily due to strategic investments.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended December 31, 2021 and 2020, were 25.5% and 28.5%, respectively. The decrease in our adjusted effective income tax rate was driven primarily by a change in the jurisdictional mix of earnings.

Adjusted Net Income

Adjusted net income of $15.1 million for the three months ended December 31, 2021, increased $1.2 million, or 9%, as compared to the prior year, driven by higher gross profit from an increase in volumes and average selling prices, partially offset by increased SG&A due to strategic investments.

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Adjusted diluted EPS

Adjusted diluted EPS was $0.37 for the quarter, an increase of $0.03, as compared to $0.34 in the prior year.

BALANCE SHEET AND CASH FLOWS

•	Free cash flow of $14 million for the twelve months ended December 31, 2021

•	3.8 gross leverage ratio as of December 31, 2021

-	$401 million total debt

-	$107 million Adjusted EBITDA for the twelve months ended December 31, 2021

•	Liquidity of $235 million: $95 million of cash and short-term investments on hand and $140 million of available revolving credit (subject to leverage ratio limitations) as of December 31, 2021

REVISED FINANCIAL GUIDANCE

Our revised projections of financial performance for the year ending June 30, 2022, are as follows:

•	Net sales of approximately $890.0 – $920.0 million, from $860 – $890 million

•	Adjusted EBITDA of approximately $110.0 – $114.0 million

•	Adjusted Net Income of approximately $52.8 – $56.4 million, from $50.7 –$53.3 million

•	Adjusted diluted EPS of approximately $1.30 - $1.39, from $1.25 –$1.32

•	Adjusted effective tax rate of approximately 26% - 27%, from 29% – 31%

This financial guidance assumes certain planned price increases and freight surcharges, where applicable and competitive conditions allow, have been and will continue to be applied.

The COVID-19 global pandemic continues to present challenges to the animal health industry, including but not limited increased material and shipping costs and labor cost increases and shortages. Our revised guidance assumes that supply chain and labor challenges will persist for the remainder of our fiscal year.

We will continue to monitor the impact the pandemic is having on our business and adjust our financial guidance, if necessary.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, February 10, 2022
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

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DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Six Months
For the Periods Ended December 31	2021	2020	Change		2021	2020	Change
	(in millions, except per share amounts and percentages)
Net sales	$232.7	$206.1	$26.6	13%	$447.4	$401.3	$46.0	11%
Cost of goods sold	162.0	137.9	24.2	18%	312.0	269.0	43.1	16%
Gross profit	70.7	68.3	2.4	4%	135.4	132.4	3.0	2%
Selling, general and administrative	48.4	48.4	0.0	0%	98.4	96.8	1.6	2%
Operating income	22.3	19.9	2.4	12%	36.9	35.6	1.3	4%
Interest expense, net	3.0	3.2	(0.3)	(8)%	5.8	6.0	(0.2)	(3)%
Foreign currency (gains) losses, net	(4.2)	0.6	(4.8)	*	(2.1)	(3.0)	0.9	*
Income before income taxes	23.5	16.1	7.5	47%	33.1	32.6	0.6	2%
Provision for income taxes	6.1	3.3	2.8	87%	9.1	7.5	1.7	22%
Net income	$17.5	$12.8	$4.7	36%	$24.0	$25.1	$(1.1)	(4)%

Net income per share
basic	$0.43	$0.32	$0.11	34%	$0.59	$0.62	$(0.03)	(5)%
diluted	$0.43	$0.32	$0.11	34%	$0.59	$0.62	$(0.03)	(5)%

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	30.4%	33.1%			30.3%	33.0%
Selling, general and administrative	20.8%	23.5%			22.0%	24.1%
Operating income	9.6%	9.6%			8.2%	8.9%
Income before income taxes	10.1%	7.8%			7.4%	8.1%
Net income	7.5%	6.2%			5.4%	6.3%
Effective tax rate	25.8%	20.3%			27.6%	22.9%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Six Months
For the Periods Ended December 31	2021	2020	Change		2021	2020	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$91.7	$81.6	$10.1	12%	$175.5	$160.3	$15.2	9%
Nutritional specialties	37.3	36.4	0.9	3%	73.3	69.0	4.3	6%
Vaccines	21.9	18.3	3.6	20%	43.1	35.3	7.8	22%
Animal Health	150.9	136.2	14.7	11%	291.9	264.6	27.3	10%
Mineral Nutrition	66.7	54.2	12.5	23%	121.1	105.6	15.5	15%
Performance Products	15.1	15.8	(0.6)	(4)%	34.4	31.1	3.2	10%
Total	$232.7	$206.1	$26.6	13%	$447.4	$401.3	$46.0	11%

Adjusted EBITDA
Animal Health	$33.7	$33.3	$0.3	1%	$61.3	$63.5	$(2.1)	(3)%
Mineral Nutrition	5.5	4.2	1.3	32%	10.1	7.2	2.8	39%
Performance Products	1.3	2.3	(0.9)	(42)%	3.5	4.2	(0.8)	(18)%
Corporate	(11.5)	(11.3)	(0.2)	(2)%	(23.3)	(22.1)	(1.2)	(5)%
Total	$29.1	$28.5	$0.6	2%	$51.6	$52.8	$(1.3)	(2)%

Ratio to segment net sales
Animal Health	22.3%	24.5%			21.0%	24.0%
Mineral Nutrition	8.3%	7.7%			8.3%	6.8%
Performance Products	8.8%	14.4%			10.1%	13.6%
Corporate (1)	(4.9)%	(5.5)%			(5.2)%	(5.5)%
Total (1)	12.5%	13.8%			11.5%	13.2%
(1) reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$17.5	$12.8	$4.7	36%	$24.0	$25.1	$(1.1)	(4)%
Interest expense, net	3.0	3.2	(0.3)	(8)%	5.8	6.0	(0.2)	(3)%
Provision for income taxes	6.1	3.3	2.8	87%	9.1	7.5	1.7	22%
Depreciation and amortization	8.0	8.1	(0.1)	(1)%	15.9	16.1	(0.3)	(2)%
EBITDA	34.5	27.4	7.1	26%	54.8	54.7	0.1	0%
Gain on sale of investment	(1.2)	-	(1.2)	*	(1.2)	-	(1.2)	*
Stock-based compensation	-	0.6	(0.6)	*	-	1.1	(1.1)	*
Foreign currency (gains) losses, net	(4.2)	0.6	(4.8)	*	(2.1)	(3.0)	0.9	*
Adjusted EBITDA	$29.1	$28.5	$0.6	2%	$51.6	$52.8	$(1.3)	(2)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Six Months
For the Periods Ended December 31	2021	2020	Change		2021	2020	Change
	(in millions, except per share amounts and percentages)
Adjusted cost of goods sold	$160.6	$136.4	$24.3	18%	$309.2	$265.9	$43.3	16%
Adjusted gross profit	72.1	69.8	2.3	3%	138.2	135.5	2.8	2%
Adjusted selling, general and administrative	48.8	47.1	1.7	4%	98.3	94.3	3.9	4%
Adjusted interest expense, net	3.0	3.2	(0.3)	(8)%	5.8	6.0	(0.2)	(3)%
Adjusted income before income taxes	20.3	19.4	0.8	4%	34.1	35.1	(1.0)	(3)%
Adjusted provision for income taxes	5.2	5.6	(0.4)	(7)%	8.8	10.4	(1.5)	(15)%
Adjusted net income	$15.1	$13.9	$1.2	9%	$25.3	$24.7	$0.6	2%

Adjusted net income per share
diluted	$0.37	$0.34	$0.03	9%	$0.62	$0.61	$0.01	2%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	31.0%	33.9%			30.9%	33.7%
Adjusted selling, general and administrative	21.0%	22.9%			22.0%	23.5%
Adjusted income before income taxes	8.7%	9.4%			7.6%	8.7%
Adjusted net income	6.5%	6.7%			5.7%	6.2%
Adjusted effective tax rate	25.5%	28.5%			25.9%	29.5%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$17.5	$12.8	$4.7	36%	$24.0	$25.1	$(1.1)	(4)%
Acquisition-related intangible amortization(1)	1.4	1.5	(0.1)	(9)%	2.9	3.1	(0.2)	(6)%
Acquisition-related intangible amortization(2)	0.7	0.7	0.1	10%	1.4	1.3	0.0	4%
Gain on sale of investment(2)	(1.2)	-	(1.2)	*	(1.2)	-	(1.2)	*
Stock-based compensation (2)	-	0.6	(0.6)	*	-	1.1	(1.1)	*
Foreign currency (gains) losses, net(3)	(4.2)	0.6	(4.8)	*	(2.1)	(3.0)	0.9	*
Adjustments to income taxes(4)	0.9	(2.3)	3.2	*	0.3	(2.9)	3.2	*
Adjusted net income	$15.1	$13.9	$1.2	9%	$25.3	$24.7	$0.6	2%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)Included in cost of goods sold

(2)Included in selling, general and administrative

(3)Primarily related to intercompany balances

(4)Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Six Months
For the Periods Ended December 31	2021	2020	Change	2021	2020	Change
	(in millions)
EBITDA	$34.5	$27.4	$7.1	$54.8	$54.7	$0.1
Adjustments
Gain on sale of investment	(1.2)	-	(1.2)	(1.2)	-	(1.2)
Stock-based compensation	-	0.6	(0.6)	-	1.1	(1.1)
Foreign currency (gains) losses, net	(4.2)	0.6	(4.8)	(2.1)	(3.0)	0.9
Interest paid, net	(2.8)	(2.9)	0.2	(5.5)	(5.5)	(0.0)
Income taxes paid	(3.1)	(5.4)	2.3	(6.0)	(10.4)	4.3
Changes in operating assets and liabilities and other items	(3.1)	6.7	(9.8)	(16.1)	(8.4)	(7.7)
Net cash provided by operating activities	$20.1	$26.9	$(6.8)	$23.9	$28.6	$(4.7)

Short-term investments, net	$23.9	$-	$23.9	$10.9	$(6.0)	$16.9
Capital expenditures	(7.7)	(7.3)	(0.4)	(15.1)	(14.7)	(0.4)
Cash proceeds from the sale on investment	1.4	-	1.4	1.4	-	1.4
Other investing, net	0.0	(0.3)	0.3	(0.2)	(0.5)	0.3
Net cash provided (used) by investing activities	$17.6	$(7.6)	$25.2	$(3.1)	$(21.2)	$18.1

Net cash flow before financing activities	$37.7	$19.3	$18.4	$20.8	$7.4	$13.4

Amounts and percentages may reflect rounding adjustments

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About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com

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